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                                                                  Execution Copy

                                SHAREHOLDER AGREEMENT


         Shareholder Agreement (the "Agreement"), dated as of December 19,
1996, by and between (i) Michael Gertner, a director and shareholder (the "Shareholder") of California Commercial Bankshares, a California corporation (the "Company"), and (ii) Monarch Bancorp, a California corporation ("Monarch"). All terms used herein and not defined herein shall have the meaning assigned thereto in the Merger Agreement (defined below).

         Whereas, the Company and Monarch have entered into an Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement"), providing for the business combination transaction contemplated therein in which the Company will merge with and into Monarch pursuant to the terms and conditions of the Merger Agreement (the "Merger") and Monarch will pay consideration to the Company's shareholders in the form of Monarch Common Stock;

         Whereas, the Shareholder owns the shares of Company Common Stock identified on ANNEX I hereto (such shares, together with all shares of Company Common Stock subsequently acquired by the Shareholder during the term of this Agreement, being referred to as the "Shares"); and

         Whereas, in order to induce Monarch to enter into the Merger Agreement and in consideration of the substantial expenses incurred and to be incurred by Monarch in connection therewith, the Shareholder has agreed to enter into and perform this Agreement.

         Now, therefore, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. AGREEMENT TO VOTE SHARES. Shareholder shall vote or cause to be voted, or execute a written consent with respect to, the Shares (a) in favor of adoption and approval of the Merger Agreement and the Merger and all transactions relating thereto at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto, and (b) against any other Acquisition Proposal at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto.


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         2. NO VOTING TRUSTS.  Shareholder agrees that Shareholder will not, nor will Shareholder permit any entity under Shareholder's control to, deposit any Shares in a voting trust or subject the Shares to any agreement, arrangement or understanding with respect to the voting of the Shares inconsistent with this Agreement.

         3. LIMITATION ON SALES. During the term of this Agreement, Shareholder agrees not to sell, assign, transfer or dispose of any of the Shares, except for the sale of up to _________________ shares.

         4. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER. Shareholder represents and warrants to and agrees with Monarch as follows:

         a. CAPACITY. Shareholder has all requisite capacity and authority to enter into and perform his or her obligations under this Agreement.

         b. BINDING AGREEMENT. This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         c. NON-CONTRAVENTION. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of the Shareholder.

         d. OWNERSHIP OF SHARES. Shareholder has good title to all of the Shares as of the date hereof, and the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances, subject to the pledge of such Shares to ________________________________________ as heretofore disclosed to Monarch (the Shareholder representing to Monarch that, with respect to such pledged Shares, he retains the ability to vote such shares for the Merger).

         5. SPECIFIC PERFORMANCE AND REMEDIES. Shareholder acknowledges that it will be impossible to measure in money the damage to Monarch if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Monarch will not have an adequate remedy at law or in damages. Accordingly,


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Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Monarch has an adequate remedy at law. Shareholder agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Monarch's seeking or obtaining such equitable relief. In addition to all other rights or remedies which Monarch may have against Shareholder in the event of a default in Shareholder's performance of Shareholder's obligations under this Agreement, Shareholder shall be liable to Monarch for all litigation costs and attorneys' fees incurred by Monarch in connection with the enforcement of any of its rights or remedies against Shareholder. In addition, after discussing the matter with Shareholder, Monarch shall have the right to inform any third party that Monarch reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Monarch hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder's agreement with Monarch set forth in this Agreement may give rise to claims by Monarch against such third party.

         6. TERM OF AGREEMENT; TERMINATION. The term of this Agreement shall commence on the date hereof and such term and this Agreement shall terminate upon the earlier to occur of (i) the Effective Time, and (ii) the date on which the Merger Agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; PROVIDED, HOWEVER, such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

         7. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

         8. NOTICES. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


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         If to Monarch:

         Monarch Bancorp
         1251 Westwood Blvd.
         Los Angeles, CA 90024
         Telecopier:    (310) 479-0844
         Attention:     Matt Wagner


    With a copy to:

         Sullivan & Cromwell
         444 South Flower Street
         Los Angeles, California  90071
         Telecopier:  (213) 683-0458
         Attention:  Stanley F. Farrar, Esq.


    If to the Shareholder:

         Michael Gertner
         c/o California Commercial Bankshares
         4100 Newport Place
         Newport Beach, CA 92660
         Telecopier:    (714) 863-2336

         With a copy to:

         O'Melveny & Myers LLP
         400 South Hope Street
         Los Angeles, CA 90071
         Telecopier:    (213) 669-6407
         Attention:     Frances E. Lossing


         9. MISCELLANEOUS.

         a. SEVERABILITY. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of


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    such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

         b. CAPACITY. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of the Company, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director of the Company.

         c. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         d. HEADINGS. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

         E. CHOICE OF LAW. THIS AGREEMENT SHALL BE DEEMED A CONTRACT MADE UNDER, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PRINCIPLES.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.


                             MONARCH BANCORP

                             By: /s/ Hugh S. Smith, Jr.
                                 ---------------------------
                                 Name: Hugh S. Smith, Jr.
                                 Title: Chairman


                                 Michael Gertner
                                 ---------------------------
                                 (Print or type name)


                                 /s/ Michael Gertner
                                 ---------------------------
                                 (Signature)





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